================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          DAYTON SUPERIOR CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             [DAYTON SUPERIOR LOGO]

                          DAYTON SUPERIOR CORPORATION
                               721 Richard Street
                             Miamisburg, Ohio 45342
                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 7, 1998
                               ------------------

To the Shareholders of
Dayton Superior Corporation:

     NOTICE HEREBY IS GIVEN that the 1998 Annual Meeting of Shareholders of Dayton Superior Corporation will be held at the Dayton Marriott Hotel, 1414 South Patterson Boulevard, Dayton, Ohio, at 9:30 a.m., EDT, on Thursday, May 7, 1998 for the purpose of considering and voting upon:

          1. Election of six directors for a one-year term.

          2. Transaction of such other business as properly may come before the meeting or any adjournments thereof.

     The close of business on March 13, 1998 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment.

     Please complete, date, sign and return the enclosed proxy in the envelope provided. Your prompt response will be appreciated.

                                           By Order of the Board of Directors,

                                           /s/ Douglas L. Good
                                           Douglas L. Good
                                           Secretary

Dayton, Ohio
April 8, 1998

                             [DAYTON SUPERIOR LOGO]

                          DAYTON SUPERIOR CORPORATION
                               721 RICHARD STREET
                             MIAMISBURG, OHIO 45342
                               ------------------

                                PROXY STATEMENT
                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                               ------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Dayton Superior Corporation, an Ohio corporation (the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held on May 7, 1998 and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 8, 1998.

     Holders of record of the Class A Common Shares, without par value ("Class A Shares"), and Class B Common Shares, without par value ("Class B Shares"), of the Company on March 13, 1998 will be entitled to vote at the meeting. On that date there were 4,921,806 Class A Shares and 806,350 Class B Shares outstanding. All of the outstanding Class B Shares are held by Ripplewood Holdings L.L.C. The holders of the Class A Shares are entitled to one vote per share, and the holder of the Class B Shares is entitled to ten votes per share, with respect to any matter submitted to a vote of the shareholders. The holders of the Class A Shares and the Class B Shares (together, the "Common Shares"), will vote together as a single class on all matters to be considered at the meeting. The holders of the Class A Shares have approximately 37.9% of the voting power of the Company, and the holder of the Class B Shares has approximately 62.1% of the voting power of the Company. The holders of the Common Shares do not have cumulative voting rights.

     All Common Shares represented by properly executed proxies in the accompanying form received by the Company in sufficient time to permit examination and tabulation before a vote is taken will be voted in accordance with the directions of the shareholder specified on the proxy. IF NO DIRECTIONS HAVE BEEN SPECIFIED BY MARKING THE APPROPRIATE SQUARES ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or in open meeting but without affecting any vote previously taken.

     The holders of Common Shares entitling them to a majority of the voting power of the Company must be present in person or by proxy at the Annual Meeting to constitute a quorum for conducting business. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for purposes of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Directors will be elected by a plurality of the votes cast, while, under the Company's Code of Regulations, the vote required for approval of any other matter to be considered at the Annual Meeting will be a majority of the shares present in person or by proxy at the meeting. Abstentions and broker non votes are counted as shares present at the meeting for purposes of determining the presence of a quorum and, except in the election of directors, have the effect of a vote against any other matter considered by the shareholders.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of six directors. At the 1998 Annual Meeting, the shareholders will elect six directors to hold office until the next Annual Meeting of Shareholders.

     The six persons who have been nominated for election as directors are William F. Andrews, John A. Ciccarelli, Timothy C. Collins, Matthew O. Diggs, Jr., Matthew M. Guerreiro and Robert B. Holmes, all of whom presently are directors of the Company. It is the intention of the holders of the proxies in the accompanying form to vote for the election of these six nominees, unless authorization to do so is withheld. The holders of the proxies may, in their discretion, vote for substitute nominees in the event that any nominee becomes unable to serve for any reason presently unknown.

                                    NOMINEES

WILLIAM F. ANDREWS

     Mr. Andrews, age 66, has been a director since February 1997. Mr. Andrews has been Chairman of Schrader-Bridgeport International, Inc., a manufacturer of tire valves and automotive accessories, and Chairman of Scovill Fasteners Inc., a manufacturer of apparel and industrial fasteners, since 1995. Mr. Andrews was Chairman, President and Chief Executive Officer of Amdura Corporation (formerly American Hoist & Derrick Co.), a speciality manufacturer, from 1993 until 1995 and President and Chief Executive Officer of UNR Industries, Inc., a manufacturer of steel products, from 1991 to 1993. Mr. Andrews is a director of Black Box Corp., Corrections Corporation of America, Johnson Controls, Inc., Katy Industries, Navistar International Corporation, Northwestern Steel & Wire Co., and Southern New England Telecommunications Corporation.

JOHN A. CICCARELLI

     Mr. Ciccarelli, age 58, has been President of the Company since 1989 and has been Chief Executive Officer and a director of the Company since 1994.

TIMOTHY C. COLLINS

     Mr. Collins, age 41, has been a director of the Company since 1991 and was Chairman of the Board of Directors from June 1994 until December 1995. Mr. Collins is Senior

Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private holding company formed by him in October 1995 ("Ripplewood"). From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of Onex Investment Corp. (New York), a management company for the United States investments of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins also is a director of Danielson Holding Corp. and several privately-held companies.

MATTHEW O. DIGGS, JR.

     Mr. Diggs, age 65, has been a director of the Company since October 1995 and non-executive Chairman of the Board of Directors since December 1995. Mr. Diggs has been Chief Executive Officer of The Diggs Group, a private investment firm, since 1990. Mr. Diggs also has been the non-executive Chairman of Ripplewood since its inception in October 1995. From 1991 to 1994, Mr. Diggs was Chairman of The Delfield Company, a manufacturer of food service equipment. Mr. Diggs also is a director of Helix Technologies Corporation, Tower Automotive, Inc. and Cavert Wire Company, Inc.

MATTHEW M. GUERREIRO

     Mr. Guerreiro, age 41, has been a director of the Company since February 1994. Mr. Guerreiro has been a Managing Director of Salomon Smith Barney, Inc., an investment banking firm, since September 1997. From October 1995 until September 1997, Mr. Guerreiro was a principal of Ripplewood, and from August 1992 to October 1995, he was a principal in the New York office of Onex Investment Corp. (New York).

ROBERT B. HOLMES

     Mr. Holmes, age 66, has been a director of the Company since March 1996. Mr. Holmes is a director of Mitsubishi International Corporation, an advisory director of Ripplewood and a principal of the Lens Fund, a private investment company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There were eight meetings of the Board of Directors during 1997. The committees of the Board of Directors are the Executive Committee (consisting of Messrs. Ciccarelli (Chairman), Collins and Diggs), which did not meet in 1997; the Audit Committee (consisting of Messrs. Andrews, Diggs and Holmes (Chairman)), which held two meetings in 1997; and the Compensation and Benefits Committee (consisting of Messrs. Collins, Diggs (Chairman) and Guerreiro), which held five meetings in 1997. The Board of Directors does not have a Nominating Committee or other committee with a similar function.

     The Executive Committee may exercise any of the authority of the Board of Directors (except as to certain matters that are not delegable) between meetings of the Board. In practice, the Executive Committee would act only in special situations.

     The Audit Committee recommends annually to the Board of Directors for its approval the engagement of the independent public accountants, verifies and assures their independence, reviews the professional services they provide, reviews the fees charged for audit and non-audit services, reviews the broad scope of the internal and external audit programs, and reviews with the independent public accountants, at the completion of their audit, the Company's financial statements and matters relating to the audit. The Committee reports its findings and recommendations to the Board of Directors.

     The Compensation and Benefits Committee is responsible for assuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competitive. The Compensation and Benefits Committee is responsible for setting the compensation of the executive officers.

     Directors who are not employees of the Company or Ripplewood receive an annual retainer of $20,000 payable in Class A Shares for services as a director. In addition, these directors also receive an annual grant of an option to purchase 2,000 Class A Shares at an exercise price per share equal to the fair market value of a Class A Share on the grant date. Directors who are also employees of the Company or Ripplewood receive no additional remuneration for serving as directors.

     During 1997, each director attended at least 93% of the meetings of the Board of Directors and the committees on which he served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During 1997, the Compensation and Benefits Committee of the Board of Directors consisted of Matthew O. Diggs, Jr. (Chairman), Matthew M. Guerreiro, and Timothy C. Collins. Messrs. Collins and Diggs are the Senior Managing Director and Chief Executive Officer and the non-executive Chairman of the Board, respectively, of Ripplewood. In addition, Mr. Guerreiro was a principal of Ripplewood through September 22, 1997.

                           OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information as of February 10, 1998 with respect to Common Shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                      NUMBER OF CLASS A          NUMBER OF CLASS B
                                        COMMON SHARES              COMMON SHARES          % OF
                                   BENEFICIALLY OWNED AS OF   BENEFICIALLY OWNED AS OF   COMMON
       INDIVIDUAL OR GROUP           FEBRUARY 10, 1998(1)       FEBRUARY 10, 1998(2)     SHARES
       -------------------         ------------------------   ------------------------   ------
William F. Andrews(3)............            5,818                          --               *
Mario J. Catani..................           57,500                          --             1.0%
John A. Ciccarelli(4)............          181,500                          --             3.1%
Timothy C. Collins(5)............               --                     806,350            14.1%
Michael C. Deis, Sr. (6).........           24,950                          --               *
Matthew O. Diggs, Jr.(7).........          130,220                          --             2.3%
Matthew M. Guerreiro.............               --                          --              --
Robert B. Holmes(8)..............            8,220                          --               *
John R. Paine, Jr.(9)............           16,900                          --               *
James C. Stewart(10).............           24,950                          --               *
Directors and Executive Officers
  As a Group (13 persons)(11)....          499,358                     806,350            21.9%

---------------

* Signifies less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of Class A Shares subject to outstanding options exercisable within 60 days. Unless otherwise indicated, voting and investment power are exercised solely by each individual and/or a member of his household.

 (2) Each of the Class B Shares is convertible, at the option of the holder, into one Class A Share at any time. The holder of the Class B Shares is entitled to ten votes per share.

 (3) Includes 2,000 Class A Shares which may be acquired upon the exercise of stock options.

 (4) Includes 144,000 Class A Shares which may be acquired upon the exercise of stock options.

 (5) Mr. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood, and the only Common Shares beneficially owned by him are the Class B Shares held of record by Ripplewood. See "Principal Shareholders".

 (6) Includes 18,600 Class A Shares which may be acquired upon the exercise of stock options.

 (7) Includes 125,000 Class A Shares owned by EJJM, an Ohio limited partnership, a family limited partnership of which Mr. Diggs is a general partner. Also includes 2,000 Class A Shares which may be acquired upon the exercise of stock options. Mr. Diggs is non-executive Chairman of the Board of Ripplewood. His shareholdings in the Company do not include Common Shares beneficially owned by Ripplewood.

 (8) Includes 2,000 Class A Shares which may be acquired upon the exercise of stock options.

 (9) Consists of Class A Shares which may be acquired upon the exercise of stock options.

(10) Includes 18,600 Class A Shares which may be acquired upon the exercise of stock options.

(11) Includes 244,100 Class A Shares which may be acquired by directors and executive officers upon the exercise of stock options.

PRINCIPAL SHAREHOLDERS

     Set forth below is certain information about the only shareholders known by the Company to be a beneficial owner of more than 5% of the outstanding Common Shares of the Company as of the most recent practicable date prior to the date of this Proxy Statement.

                                         NUMBER OF      NUMBER OF
                                           CLASS          CLASS
                                          A SHARES       B SHARES       % OF        % OF
                                        BENEFICIALLY   BENEFICIALLY    CLASS A     COMMON
           NAME AND ADDRESS               OWNED(1)       OWNED(1)     SHARES(1)   SHARES(1)
           ----------------             ------------   ------------   ---------   ---------
Ripplewood Holdings L.L.C.(2)                  --         806,350       14.1%       14.1%
  Timothy C. Collins
  Collins Family Partners, L.P.
  Collins Family Partners, Inc.
  712 Fifth Avenue, 49th Floor
  New York, NY 10019
FMR Corp.(3)                              498,400              --       10.1%        8.7%
  82 Devonshire Street
  Boston, Massachusetts 02109
Brinson Partners, Inc.(4)                 488,600              --        9.9%        8.5%
  Brinson Holdings, Inc.
  SBC Holding (USA), Inc.
  Swiss Bank Corporation
  209 South LaSalle
  Chicago, Illinois 60604-1295
Jeffrey L. Gendell(5)                     432,700              --        8.8%        7.6%
  Tontine Partners, L.P.
  Tontine Management, L.L.C.
  Tontine Overseas Associates, L.L.C.
  200 Park Avenue, Suite 3900
  New York, New York 10166
Skyline Asset Management, L.P.(6)         358,200              --        7.3%        6.3%
  31 South Wacker Drive
  Suite 4500
  Chicago, Illinois 60606
U.S. Bancorp.(7)                          267,518              --        5.4%        4.7%
  U.S. Bank National Association
  First Trust National Association
  601 2nd Ave. South
  Minneapolis, Minnesota 55402-4302

                                         NUMBER OF      NUMBER OF
                                           CLASS          CLASS
                                          A SHARES       B SHARES       % OF        % OF
                                        BENEFICIALLY   BENEFICIALLY    CLASS A     COMMON
           NAME AND ADDRESS               OWNED(1)       OWNED(1)     SHARES(1)   SHARES(1)
           ----------------             ------------   ------------   ---------   ---------
Wellington Management                     262,400              --        5.3%        4.6%
  Company, LLP (8)
  75 State Street
  Boston, Massachusetts 02109
Massachusetts Financial Services          255,000              --        5.2%        4.5%
  Company(9)
  MFS Series Trust II - MFS
  Emerging Growth Fund
  500 Boylston Street
  Boston, Massachusetts 02116

---------------

(1) Based on a total of 4,921,806 Class A Shares and 806,350 Class B Shares outstanding on February 10, 1998. Each Class B Share is convertible at any time, at the option of the holder, into one Class A Share. The holder of the Class B Shares is entitled to ten votes per share.

(2) As reported in a Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission, these Class B Shares of the Company (which are the only Class B Shares outstanding) are held by Ripplewood, a limited liability company of which Collins Family Partners, L.P. is the Class A Member with the power to appoint a majority of the directors of Ripplewood. Timothy C. Collins, a director of the Company, is the President and controlling shareholder of Collins Family Partners, Inc., the general partner of Collins Family Partners, L.P., and the Senior Managing Director and Chief Executive Officer of Ripplewood. Ripplewood, Mr. Collins, Collins Family Partners, L.P. and Collins Family Partners, Inc. reported shared voting and dispositive power with respect to all 806,350 Class B Shares held by Ripplewood. The Class B Shares are convertible into Class A Shares on a one-for-one basis.

(3) As reported in a Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson with respect to 220,600 Class A Shares as to which Fidelity Management & Research Company, a registered investment adviser and wholly-owned subsidiary of FMR Corp., has sole dispositive power as a result of acting as investment adviser to various registered investment companies and 277,800 Class A Shares as to which Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., has sole voting and dispositive power as a result of acting as investment manager of certain institutional accounts.

(4) As reported in Amendment No. 1 to Schedule 13G dated February 11, 1998 filed with the Securities and Exchange Commission jointly by Brinson Partners, Inc., Brinson Holdings, Inc., SBC Holding (USA), Inc. (222 Broadway, New York, New York 10038), and Swiss Bank Corporation (Aeschenplatz 6 CH-4002, Basel, Switzerland) with respect to 488,600 Class A Shares held by Brinson Partners, Inc., a registered investment advisor. Brinson Partners, Inc. is a subsidiary of SBC Holding (USA), Inc., which is a subsidiary of Swiss Bank Corporation. They reported shared voting and dispositive power with respect to all 488,600 Class A Shares.

(5) As reported in a Schedule 13G dated February 19, 1998 filed with the Securities and Exchange Commission jointly by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C. and Jeffrey
    L. Gendell, with respect to 143,550 Class A Shares owned by Tontine Partners, L.P. as to which Tontine Partners, L.P. and Tontine Management, L.L.C., its general partner, have shared voting and dispositive power, and 289,150 Class A Shares owned by Tontine Overseas Fund, Ltd., of which Tontine Overseas Associates, L.L.C. serves as investment manager and has shared voting and dispositive power. The report states that Jeffrey L. Gendell is the Managing Member of Tontine Management, L.L.C. and of Tontine Overseas Associates, L.L.C. and, in that capacity, directs their operations and has shared voting and dispositive power with respect to all 432,700 Class A Shares owned by Tontine Partners, L.P. and Tontine Overseas Fund, Ltd.

(6) As reported in a Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission by Skyline Asset Management, L.P., a registered investment adviser, with respect to Class A Shares held by its clients. Skyline Asset Management, L.P. reported shared voting and dispositive power with respect to 358,200 Class A Shares.

(7) As reported in a Schedule 13G dated February 9, 1998 filed with the Securities and Exchange Commission, U.S. Bancorp beneficially owns 267,518 Class A Shares held by its subsidiary banks, U.S. Bank National Association and First Trust National Association. U.S. Bancorp reported sole voting power with respect to 266,018 Class A Shares, sole dispositive power with respect to 265,318 Class A Shares and shared dispositive power with respect to 500 Class A Shares.

(8) As reported in Amendment No. 1 to Schedule 13G dated January 15, 1998 filed with the Securities and Exchange Commission by Wellington Management Company, LLP, a registered investment adviser, with respect to certain Class A Shares owned by its clients. Wellington Management Company, LLP reported shared voting power with respect to 126,800 Class A Shares and shared dispositive power with respect to 262,400 Class A Shares.

(9) As reported in a Schedule 13G dated February 12, 1998 filed with the Securities and Exchange Commission by Massachusetts Financial Services Company and MFS Series Trust II-MFS Emerging Growth Fund. Massachusetts Financial Services Company reported sole voting and dispositive power with respect to all 255,000 Class A Shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In 1997, the Company paid Ripplewood a fee of $400,000 for financial advisory services provided in connection with the Company's acquisition of Symons Corporation and consummation of its new credit facility. The fee paid by the Company may not have been on as favorable terms to the Company as could have been obtained from a non-affiliate. The Company also agreed to indemnify Ripplewood against losses arising from Ripplewood's performance of financial advisory services on behalf of the Company. In addition, the

Company, Ripplewood and certain other shareholders are parties to a shareholder agreement which contains, among other things, provisions with respect to the transfer of shares and registration rights. Timothy C. Collins, Matthew O. Diggs, Jr. and Robert B. Holmes, directors of the Company, are the Senior Managing Director and Chief Executive Officer, non-executive Chairman of the Board and advisory director, respectively, of Ripplewood.

                      REPORT OF COMPENSATION AND BENEFITS
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Compensation Committee") consists of three directors, none of whom are employed by the Company. The Compensation Committee has broad responsibility for assuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation and benefits which are internally equitable and externally competitive. The Compensation Committee is responsible for setting the compensation of the executive officers.

BASE SALARIES

     The Compensation Committee's primary objective in establishing base salaries is to provide salaries that are competitive with similar positions in comparably-sized manufacturing companies. For purposes of making this determination, the Compensation Committee relies upon national survey information and proxy statement data with respect to a peer group of such companies (which is not comparable to the peer group used for purposes of the Performance Graph included elsewhere in this Proxy Statement). The survey information and proxy statement data are provided by compensation consultants retained by the Company who select the peer group and use both publicly-available and private surveys available to them to develop such information. In seeking to provide what the Compensation Committee believes is competitive compensation for the executive officers, it has set base salaries which have tended to be near the median for the peer group. The Compensation Committee annually reviews the base salaries of the executive officers and, within the foregoing framework, may adjust individual base salaries based on changes in the peer group, individual performance and the effects of inflation.

ANNUAL INCENTIVE BONUSES

     The annual incentive bonus component of each executive officer's compensation is determined in accordance with the Company's Incentive Bonus Program. The participants in the program (other than the President of the Company) are selected by the President with the approval of the Compensation Committee and, in 1997, all executive officers participated in the program. Prior to the beginning of each year, the President recommends to the Compensation Committee for approval a targeted incentive award (expressed as a percentage of base salary) for each participant in the program other than himself. For 1997, the targeted incentive bonus for each executive officer other than Mr. Ciccarelli was 50% of the officer's base salary (40% in the case of Mr. Catani). In approving the targeted incentive bonus percentage, the Compensation Committee seeks to provide combined cash compensation (base salary and incentive bonus opportunity) that, if the incentive bonus targets are achieved, will be competitive with similar positions in the peer group. Based on the survey information provided by the Company's compensation consultants, the combined cash compensation of the executive officers has tended to be near the median of the peer group.

     Each individual's incentive bonus for 1997 was based on three independent components of approximately equal size: the degree to which the Company as a whole achieved specified financial targets, the degree to which the executive's product division (concrete accessories, masonry products or paving products) or functional division (corporate administration) achieved specified financial targets; and the degree to which the Company successfully achieved certain nonfinancial goals specified in the Company's business plan. Notwithstanding the independence of the components, achieving a predetermined minimum level of earnings was a condition to any bonuses being paid, and a limit was placed on the aggregate amount of all incentive bonuses.

     The financial targets for the Company-wide and divisional components of the incentive bonuses were based on achieving targeted earnings before interest and taxes, sales growth, and discretionary cash flow, with the first target being the most significant factor. For each of these elements, there was a specified minimum threshold level of performance (below which no incentive bonus was payable), based on 70% of the targeted performance set forth in the Company's business plan; a targeted level of performance (at which the full targeted incentive bonus was payable), based on 100% of the targeted performance set forth in the Company's business plan; and a maximum level of performance (above which there was no further increase in the amount of the incentive bonus), based on 120% of the targeted performance set forth in the Company's business plan. For 1997, the Company and the divisions performed at or near the maximum levels of performance, which resulted in the payment of incentive bonuses which were near the maximum payable under the program.

STOCK OPTIONS

     The Compensation Committee believes that equity-based compensation such as stock options serve to align the long-term interests of the executives and the shareholders by creating a direct link between executive compensation and shareholder return. In 1994 and 1995, the Company granted stock options to a number of its salaried employees, including all individuals who then were executive officers. All of these options became fully exercisable at the time of the Company's Initial Offering in June 1996. Prior to the adoption by the shareholders of the 1997 Stock Option and Restricted Stock Plan, however, the Compensation Committee believed that insufficient options were available for grant to implement an effective ongoing equity-based long-term incentive compensation program and, as a result, through the end of 1997, no additional stock options were granted other than to newly-hired executive officers. With additional stock options now available, however, the Compensation Committee intends that stock options again will be an important component of executive compensation, commencing in 1998.

CHIEF EXECUTIVE OFFICER

     Mr. Ciccarelli's base salary increased to $227,692 in 1997 from $194,454 in 1996. In addition, Mr. Ciccarelli's incentive bonus award under the Incentive Bonus Program with respect to 1997 was $160,000. Under the terms of the Company's Incentive Bonus Program, Mr. Ciccarelli's targeted incentive bonus is separately determined by the Compensation Committee, primarily based on the financial performance of the Company as a whole. As with the other executive officers, the Compensation Committee attempts to establish a combined base salary and bonus opportunity for Mr. Ciccarelli that is competitive with the peer group; however, the Compensation Committee also believes that Mr. Ciccarelli's incentive bonus opportunity should represent a relatively larger percentage of his combined compensation than for the other executive officers. In increasing Mr. Ciccarelli's base salary and determining Mr. Ciccarelli's incentive bonus for 1997, the Compensation Committee considered in particular Mr. Ciccarelli's contributions to the continuing growth in the Company's profitability, the successful completion of significant acquisitions by the Company, including the acquisition of Symons Corporation, which nearly doubled the Company's revenues, and the implementation of management changes to accommodate the Company's growth in size and complexity while providing for career development opportunities and management continuity.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the ability of the Company to deduct compensation paid to a corporation's chief executive officer and four other most highly compensated officers to a maximum of $1,000,000 per executive per year, with certain exceptions. The Compensation Committee has considered the possible impact of this limitation on the cost to the Company of its current compensation plans. The Compensation Committee does not anticipate that any portion of the Company's deduction for employee compensation will be unavailable as a result of Section 162(m) in 1997 or in future years by reason of compensation paid or awarded in 1997. The Compensation Committee intends to review the Company's executive compensation policies on an ongoing basis and propose modifications to those plans as appropriate in order to avoid or minimize any disallowance of deductions under Section 162(m), unless at the time the Compensation Committee believes that compliance with Section 162(m) would not be in the best interests of the Company and its shareholders.

                                 THE COMPENSATION AND BENEFITS COMMITTEE
                                       MATTHEW O. DIGGS, JR., Chairman
                                         TIMOTHY C. COLLINS
                                         MATTHEW M. GUERREIRO

                             EXECUTIVE COMPENSATION

     Information is set forth below with respect to the compensation for services performed for the Company during the fiscal years ended December 31, 1995, 1996 and 1997 for Mr. Ciccarelli and each of the other four most highly compensated executive officers who were serving as executive officers at December 31, 1997.

SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                         --------------------------
                                           ANNUAL COMPENSATION              AWARDS        PAYOUTS
                                    ----------------------------------   -------------   ----------
                                                             OTHER          SHARES
                                                             ANNUAL       UNDERLYING     LONG TERM     ALL OTHER
     NAME AND PRINCIPAL              SALARY     BONUS     COMPENSATION      OPTIONS      INCENTIVE    COMPENSATION
          POSITION           YEAR     ($)        ($)          ($)           (#)(1)       PAYOUTS($)      ($)(2)
     ------------------      ----   --------   --------   ------------    ----------     ----------   ------------
John A. Ciccarelli           1997   $227,692   $160,000            0             0           0           $3,000
President & Chief            1996    194,454    120,000            0             0           0            3,000
Executive Officer            1995    175,529    105,000            0        40,000           0            3,000
Mario J. Catani(3)           1997   $136,998   $ 30,000            0             0           0           $7,730
President of                 1996    132,000     34,800     $394,019(4)          0           0            7,496
Dur-O-Wal, Inc.              1995     26,458     34,000            0             0           0            1,085
James C. Stewart             1997   $107,538   $ 60,000     $  1,600(5)          0           0           $3,166
Vice President, Corporate    1996    100,115     55,400            0             0           0            2,176
Development                  1995     93,923     43,000            0         3,000           0            2,578
Michael C. Deis, Sr.         1997   $105,231   $ 60,000            0             0           0           $3,166
Vice President and           1996     96,200     53,700            0             0           0            2,016
General Manager,             1995     87,362     45,000            0         3,000           0            2,407
Concrete Accessories
John R. Paine, Jr.           1997   $102,462   $ 52,000            0             0           0           $3,009
Vice President, Sales        1996     97,923     48,000            0             0           0            2,176
and Marketing of             1995     93,923     40,000            0         3,000           0            2,559
Concrete Accessories

---------------

(1) Options to purchase Class A Shares were granted under the Company's 1995 Stock Option Plan at an exercise price of $4.00 per share, the fair market value at the time of the grant. The options have a term of ten years and are immediately exercisable.

(2) Employer matching contributions under the Company's Savings (401(k)) Plan and, for Mr. Catani, an amount accrued under the Company's Executive Compensation Plan, which is a nonqualified, unfunded retirement plan for certain executives of Dur-O-Wal who do not participate in the Company's Employees Retirement Plan.

(3) At the time the Company acquired Dur-O-Wal in October 1995, Dur-O-Wal entered into an employment agreement with Mr. Catani. The salary shown for Mr. Catani for 1995 is the amount paid for the portion of the year during which Dur-O-Wal was owned by the Company; however, the incentive bonus shown was paid in 1996 with respect to all of 1995. Mr. Catani's employment agreement provided for a base salary of $127,000 (subject to annual review and possible increase by the Dur-O-Wal Board of Directors) and an annual incentive compensation opportunity in an unspecified amount. The employment agreement also provided for certain other benefits, including participation by Mr. Catani in the Executive Compensation Plan. The agreement expired, effective as of December 31, 1997.

(4) Amounts paid in connection with the termination in 1996 of a supplemental retirement arrangement and a deferred compensation arrangement established by Dur-O-Wal for Mr. Catani's benefit in 1986.

(5) Relocation expense paid by the Company.

FISCAL 1997 STOCK OPTION GRANTS

     No stock options were granted to any of the named executive officers in 1997.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the executive officers named in the Summary Compensation Table with respect to the number and value of all unexercised options held by them at December 31, 1997. No options were exercised by any of the named executive officers in 1997.

                         FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SHARES
                                              UNDERLYING             VALUE OF UNEXERCISED
                                        UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                               12/31/97                 AT 12/31/97(1)
                                       -------------------------   -------------------------
                NAME                   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                ----                   -------------------------   -------------------------
John A. Ciccarelli...................          144,000/0                 $2,012,160/0
Mario J. Catani......................                -0-                          -0-
James C. Stewart.....................           18,600/0                 $  264,324/0
Michael C. Deis, Sr..................           18,600/0                 $  264,324/0
John R. Paine, Jr....................           16,900/0                 $  239,606/0

---------------

(1) Represents the excess of the market value at December 31, 1997 of the Class A Shares subject to the options over the aggregate option exercise price.

PENSION PLAN

     The Company's Employees Retirement Plan provides retirement benefits based upon an individual participant's years of service and final average compensation (but not in excess of $150,000, which is the maximum amount of compensation on which benefits can accrue under the law in effect in 1997) for the highest five consecutive years of earnings during the last ten years of credited service. The compensation covered by the Employees Retirement Plan includes wages plus any normal incentive award or bonus, but does not include certain special discretionary bonuses. Benefits under the Employees Retirement Plan are limited to the extent required by provisions of the Internal Revenue Code of 1986, as amended, and the Employment Retirement Income and Security Act of 1974, as amended.

     The following table sets forth the estimated annual retirement benefits under the Employees Retirement Plan payable on a straight-life annuity basis to participants in the specified compensation and years-of-service categories, assuming continued active service until normal retirement age and that the Employees Retirement Plan is in effect at such time. Benefits are not subject to deduction for social security or other offset amounts. Each of the named executive officers (other than Mr. Catani, who does not participate in the Employees Retirement Plan) has eight years of credited service under the Employees Retirement Plan.

                               PENSION PLAN TABLE

                                                YEARS OF SERVICE
                            ---------------------------------------------------------
REMUNERATION                  10        15        20        25        30        35
------------                -------   -------   -------   -------   -------   -------
  $125,000                  $16,255   $24,382   $32,510   $40,637   $48,765   $56,892
   150,000                   19,755    29,632    39,510    49,387    59,265    69,142
   175,000 and above         21,155    31,732    42,310    52,887    63,465    74,042

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return to shareholders on the Company's Class A Shares since the completion of the Initial Offering on June 25, 1996 with the cumulative total return of the Russell 2000 Company Group Index and a peer group (the "Peer Group") of construction supply companies consisting of Calmat Co., Gibraltar Steel Corporation, Granite Construction Incorporated, Holophane Corporation, Lafarge Corporation, Olympic Steel, Inc., OM Group, Inc., Simpson Manufacturing Co., Inc., Texas Industries, Inc. and Vulcan Materials Company. The graph depicts the value on December 31, 1997 and 1996 of a $100 investment made on June 30, 1996 in the Company's Class A Shares and the two indices.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                          RUSSELL 2000 AND PEER GROUP

                                                                           DAYTON
       MEASUREMENT PERIOD                                                 SUPERIOR
     (FISCAL YEAR COVERED)           PEER GROUP       RUSSELL 2000      CORPORATION
6/30/96                                     100.00            100.00            100.00
12/31/96                                     97.00            105.00            100.00
12/31/97                                    150.00            126.00            126.00

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as the Company's independent public accountants during the year ended December 31, 1997, and the Board of Directors of the Company has selected Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the meeting other than those described above. If any other matter should properly come before the meeting, or any adjournment thereof, it is intended that the shares represented by proxies in the accompanying form will be voted by the holders of the proxies in their discretion.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors, and regular employees of the Company, without extra compensation, by telephone, telegraph, or personal interview. Brokerage houses, banks and other persons will be requested to forward solicitation material to the beneficial owners of shares held of record by such persons.

                             SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Company, at 721 Richard Street, Miamisburg, Ohio 45342 on or before November 26, 1998 in order to be eligible for such inclusion. The 1999 Annual Meeting of Shareholders is presently scheduled to be held on May 6, 1999.

                                           By Order of the Board of Directors,

                                           /s/ Douglas L. Good
                                           Douglas L. Good
                                           Secretary

Miamisburg, Ohio
April 8, 1998

                          DAYTON SUPERIOR CORPORATION
            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON MAY 7, 1998

The undersigned holder of the Class A Common Shares of DAYTON SUPERIOR CORPORATION, an Ohio Corporation (the "Company"), hereby appoints John A. Ciccarelli, Matthew O. Diggs, Jr. and Robert B. Holmes, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Class A Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 7, 1998 and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A Vote FOR proposal 1 is recommended. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted for proposal 1.


                      (To Be Voted and Signed on Reverse)

[X] Please mark your votes
    as in this example.


1. ELECTION OF  FOR   WITHHOLD         Nominees:  William F. Andrews       2. In their discretion, upon such other business as may
   DIRECTORS          AUTHORITY                   John A. Ciccarelli          properly come before the meeting or any adjournment
                      to vote for all             Timothy C. Collins          thereof.
                      nominees listed             Matthew O. Diggs, Jr.
                [ ]        [ ]                    Matthew M. Guerreiro
                                                  Robert B. Holmes


FOR, except vote withheld from the following               Receipt is acknowledged of Notice of the above meeting, the Proxy
nominees:                                                  Statement relating thereto and the 1997 Annual Report to Shareholders.

--------------------------------------------
                                                           Please complete, sign, date and return this proxy promptly in the envelope provided, which requires no postage if mailed in the
                                                           United States.



SIGNATURE(S)____________________________  DATE _____________  SIGNATURES(S) __________________________ DATE _________________

NOTE: Shareholders should date this proxy and sign here exactly as name appears above. If shares are held jointly, both owners should sign this proxy. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign.



Daysup-Proxy Card